Exhibit 99.1
FOR IMMEDIATE RELEASE
Mylan Laboratories to Acquire Generics Business of Merck KGaA
- Combination Creates a World Class Global Generics Leader -
- Significant Scale and Breadth Will Drive Major Operating Efficiencies -
- Highly Complementary Transaction Further Strengthens Mylan’s Product Portfolio -
- Accelerates Mylan’s Revenue and Earnings Growth -
- Anticipated to be Cash EPS1 Neutral in 2nd Full Year -
Pittsburgh, PA; May 12, 2007 – Mylan Laboratories Inc. (NYSE: MYL) and Merck KGaA today announced the signing of a definitive agreement under which Mylan will acquire Merck’s generics business (“Merck Generics”) for EUR 4.9 billion ($6.7 billion) in an all-cash transaction. The combination of Mylan and Merck Generics will create a vertically and horizontally integrated generics and specialty pharmaceuticals leader with a diversified revenue base and a global footprint. On a pro forma basis, for calendar 2006, the combined company would have had revenues of approximately $4.2 billion, EBITDA of approximately $1.0 billion and approximately 10,000 employees, immediately making it among the top tier of global generic companies, with a significant presence in all of the top five global generics markets.
In addition to retaining Hank Klakurka, currently President and CEO of Merck Generics, Mylan has executed long-term employment agreements with members of Merck Generics’ senior management team, ensuring that senior leadership remains intact. Mylan views the existing management and employees of Merck Generics as key to the success of the combined company.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “Mylan’s acquisition of Merck Generics would substantially complete the execution on one of its long-term visions: to create a world class global quality generics leader. The fit between our two companies is truly outstanding. Mylan is already a leader in the U.S., the world’s largest market, and through Matrix Laboratories controls one of the broadest API platforms in the world. Merck Generics provides us with leading positions in many of the world’s other key regions. Together, we will form a powerful, diverse, robust and vertically integrated generics platform.

[1]	Cash EPS represents EPS adjusted for amortization expense related to intangible assets.

The combination with Merck Generics will significantly extend our range of therapeutic categories and dosage forms, and bring us a number of new, differentiated products and successful franchises.”
Merck Generics is a subsidiary of Merck KGaA, a more than 300-year old global chemical and pharmaceutical conglomerate. Merck Generics has sales in more than 90 countries and is the world’s number three ranked generics business by 2006 calendar year revenues. It has more than 400 high quality products and 70% of its revenues are generated from countries where it is a top three player. Merck Generics’ U.S. specialty pharmaceuticals business, Dey, is focused on respiratory and allergy products and had $650 million in revenues in 2006. Merck Generics reported sales of EUR 1.8 billion ($2.45 billion) and EBITDA of EUR 335 million ($450 million) in 2006. The business employs approximately 5,000 people worldwide.
Hank Klakurka, President and CEO of Merck Generics, said: “My management team and I are extremely excited to be joining the Mylan team. We believe Mylan is the best possible acquirer for our company. The two businesses are an excellent fit in terms of geography and product mix, and together we can offer extremely attractive product baskets across our combined territories. Mylan has established itself as a leader in the U.S. in terms of quality, manufacturing excellence and customer service, and has demonstrated a strong commitment to its employees and the communities in which it operates. My team and I look forward to working with Mylan to build an undisputed world leader in quality generics.”
Strategic Rationale
The acquisition offers a unique, compelling opportunity to create a global generics leader with critical mass in most of the important generics markets. The transaction positions Mylan to leverage substantial growth opportunities and maximize operating efficiencies driven by global scale.
•	Leadership and scale in key global regions: The transaction creates critical mass by combining Mylan’s leading position in the U.S. with Merck Generics’ broad geographic mix, including leading positions in Australia, France, Japan, Portugal, Spain and the U.K. This global footprint creates substantial growth opportunities, and reduces the risks associated with over-reliance on any one region.

•	Broad and diversified product portfolio: The new company will be well diversified across most therapeutic areas with approximately 560 products.

•	Differentiated dosage form expertise: The combined company will have manufacturing capabilities in several specialized dosage forms including solid orals, patches, controlled-release and high potency formulations, antibiotics, sterile liquids, inhalants and creams. Many of these dosage forms benefit from barriers to competition and longer product growth cycles. Additionally, Merck Generics has a highly successful product sourcing and in-licensing strategy that has allowed the company to develop critical mass in key differentiated dosages in attractive markets.

•	Vertical integration and API supply: Together, Mylan and Merck Generics will benefit from significant savings driven by Matrix’s low cost, high quality API capacity and the benefits of manufacturing high product volumes for multiple markets around the world. In 2007, Mylan completed its acquisition of a 71.5% stake in India-based Matrix, the second largest API manufacturer globally, with more than 165 APIs in the marketplace or under development.
Transaction Details
Under terms of the transaction, which have been unanimously approved by Mylan’s Board of Directors, Mylan will acquire 100% of the shares of the various businesses comprising Merck Generics for a cash consideration of EUR 4.9 billion ($6.7 billion). Mylan has secured fully committed debt financing from Merrill Lynch, Citigroup and Goldman Sachs.
The transaction is anticipated to be dilutive to full-year cash EPS1 in year one, breakeven in year two, and significantly accretive thereafter based on management’s internal projections. The company is committed to reducing its leverage in the near term through the issuance of $1.5 billion to $2.0 billion of equity and equity-linked securities. The combined company will generate substantial free cash flow that will further enable it to rapidly reduce acquisition-related debt. Reflecting its more leveraged capital structure and focus on growth, Mylan is suspending the dividend on its common stock.
Mylan expects to achieve synergies of approximately $250 million by the end of year three. The majority of these synergies will result from vertical integration of Merck’s API supply by leveraging the Matrix platform, aligning capabilities in research and development, and driving further efficiencies in increased manufacturing volumes of key products across the globe.

Mylan does not anticipate significant reductions in headcount at Mylan, Matrix or Merck Generics in order to achieve these synergies.
The combined company will have a dramatically accelerated growth profile with long-term compounded net income growth expected to exceed 30% per annum and long-term revenue growth in excess of 10%. This growth will be driven by new opportunities created by the formation of a truly global platform, through promising growth at Merck Generics, and by expected de-leveraging of the balance sheet.
The transaction remains subject to regulatory review in relevant jurisdictions and certain other customary closing conditions, and is expected to close in the second half of 2007.
Mr. Coury concluded: “We have been very impressed by the successful business built by the management team and employees at Merck Generics and by their dedication to excellence across all areas of their operations. We look forward to working together to create greater opportunities for all employees of Mylan and Merck Generics, as well as to uniting two cultures built on excellence in regulatory, R&D, manufacturing and customer service in one of the world’s largest global generic pharmaceutical companies.”
Merrill Lynch acted as exclusive financial advisor and provided a fairness opinion to Mylan in this transaction. The external legal counsel for Mylan was Cravath, Swaine & Moore LLP.
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Conference Call and Webcast Information
Mylan will host a conference call and webcast for investors and analysts on Monday, May 14, 2007 at 8:00 a.m. EDT / 2:00 p.m. CET to discuss the transaction. To participate in the conference call, please 800-657-1263 (U.S.) or 973-633-8200 (international) fifteen minutes before start time. The pass code for the live call is 8805204. A telephonic replay of the call will be available by dialing 877-519-4471 (U.S.) or 973-341-3080 (international). The replay participant code is 8805204.

Live audio of the conference call and slide presentation will be simultaneously broadcast over the Internet. The webcast of the conference can be found on Mylan’s Web site, www.mylan.com. The webcast will be archived and available for replay after the event.
About Mylan
Mylan Laboratories Inc. is a leading pharmaceutical company with three principle subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories Inc., and a controlling interest in Matrix Laboratories Limited, India. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, visit http://www.mylan.com.
About Merck Generics
Merck Generics offers affordable standard therapies in nearly all major therapeutic areas through high-quality drugs containing active ingredients that are no longer patent protected. The range of products includes a wide assortment of more than 400 different substances plus special dosage forms and delivery systems with high patient benefit.
Forward Looking Statements
This press release contains statements that constitute “forward-looking statements”, including with regard to the expected future business and financial performance of Mylan Laboratories Inc. (“Mylan” or the “Company”) resulting from and following the planned acquisition of the generics business of Merck KGaA, such as the generation of cash flows; anticipated synergies and efficiencies; anticipated cost savings; the Company’s ability to reduce debt; and expectations for long-term growth. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: factors relating to satisfaction of the conditions to the acquisition, including regulatory approvals; challenges and costs relating to integration of the two businesses; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the impact and effects of legal or regulatory proceedings, actions or changes; general market perception of the transaction; the effects of vigorous competition on commercial acceptance of the companies’ products and their pricing; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by Mylan’s competitors; uncertainties regarding patent, intellectual and other proprietary property protections; exposure to lawsuits and contingencies associated with both companies’ businesses; the ability to attract and retain key personnel; prevailing market conditions; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; and the other risks detailed in the periodic filings filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
Contacts
Mylan Laboratories:
Patrick Fitzgerald
724-514-1811
Patrick.Fitzgerald@mylanlabs.com
Brunswick Group:
Nina Devlin / Cindy Leggett-Flynn
212-333-3810
mylan@brunswickgroup.com
Alexa von Wietzlow
+44-207-404-5959
avonwietzlow@brunswickgroup.com
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